EXHIBIT 23.2

INDEPENDENT AUDITOR’S CONSENT

We consent to the use in the Post-Effective Amendment No. 6 to the registration statement of Tandy Leather Factory, Inc. on Form S-1 filed with the Securities and Exchange Commission on August 16, 2007 of our report dated March 26, 2007, of our audit of the consolidated financial statements of Tandy Leather Factory, Inc. as of December 31, 2006, and for the year then ended, which report is included in the Annual Report on Form 10-K of The Leather Factory, Inc. for the year ended December 31, 2006. We also consent to the reference to our firm under the caption “Experts.”

WEAVER AND TIDWELL, L.L.P.

Fort Worth, Texas
August 16, 2007